Period Ended November 30, 2003

John Hancock Bond Trust
John Hancock Investment Grade Bond Fund
Series - 5
NAV per share - Class C       10.11
NAV per share - Class I         10.11
Dividends from net investment income - Class C      0.19
Dividends from net investment income - Class  I       0.18

John Hancock Government Income Fund
Series -  9
NAV per share - Class C       9.36
Dividends from net investment income - Class C     0.13

John Hancock High Yield Bond Fund
 Series -  10
NAV per share - Class C          5.18
Dividends from net investment income - Class C     0.20

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